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                                                                     EXHIBIT 3.1



(A) EXHIBITS

ARTICLES OF AMENDMENT

MICRO-MEDIA SOLUTIONS, INC.


Pursuant to the provisions of Utah law, the undersigned corporation hereby amends its Articles of Incorporation, and for that purpose, submits the following statement:

1.  The name of the corporation is: Micro-Media Solutions, Inc.

2. The text of the amendment is:

Article One of the Articles of Incorporation is hereby amended to read in its entirety as follows:

"The name of the corporation is MSI Holdings, Inc."

3. The date of adoption of the amendment is: September 21, 1998.

4. The amendment was adopted by a vote of the shareholders as set forth below:

Common Stock

Total Shares Represented:                     9,276,060
Total Shares Entitled to Vote:               11,285,954
% Represented:                                    82.19%

Vote the Change Name:

For                                          9,263,346     (99.86%)
Against                                            694     (0.007%)
Abstain                                         12,020     (0.133%)




                    MICRO-MEDIA SOLUTIONS, INC.
                    By: /s/ Jose Chavez
                    Jose Chavez, President

                    Date October 13, 1998